Exhibit 3.184

CERTIFICATE OF INCORPORATION

OF

MAS INCO CORPORATION

* * * * *

1.           The name of the corporation is MAS Inco Corporation.

2.           The address of its registered office in the State of Delaware is 1100 Carr Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is David B. Lipkin.

3.           The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations maybe organized under the General Corporation Law of Delaware, including to acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

4.           The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock and the par value of each of such shares is one cent ($.01), amounting in the aggregate to Ten Dollars ($10.00).

Holders of shares of the corporation’s stock do not have the right of cumulative voting in any elections.

5A.    The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

M. A. Brzoska	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

K.A. Widdoes	Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

L.J. Vitalo	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

5B.          The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows;

NAME	MAILING ADDRESS

John R. Beran	1100 Carr Road
Wilmington, Delaware 19809

David B. Lipkin	1100 Carr Road
Wilmington, Delaware 19809

Richard C. Schwenk, Jr.	1100 Carr Road
Wilmington, Delaware 19809

6.             The corporation is to have perpetual existence.

7.             In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

8.             Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware,

as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the -corporation.

9.             The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.            A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 1st day of November, 1994.

/s/ M.A.Brzoska

/s/ K.A. Widdoes

/s/ L.J. Vitalo